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          GREY ADVERTISING INC. AND CONSOLIDATED SUBSIDIARY COMPANIES
                                  EXHIBIT -11
      STATEMENT RE: COMPUTATION OF NET INCOME PER COMMON SHARE (UNAUDITED)



                                                            FOR THE THREE MONTHS ENDED                FOR THE NINE MONTHS ENDED
                                                                   SEPTEMBER 30,                              SEPTEMBER 30,
                                                     ----------------------------------------------------------------------------
                                                               1995              1994                   1995              1994
                                                     ----------------------------------------------------------------------------
PRIMARY
  Average shares outstanding(1)                              1,248,442          1,267,823            1,280,855         1,267,756
  Net effect of dilutive stock options-
     based on the treasury stock method
     using average market price                                 31,494             16,631               26,137            17,789
                                                     ----------------------------------------------------------------------------
         TOTAL                                               1,279,936          1,284,454            1,306,992         1,285,545
                                                     ============================================================================
Net Income                                                  $4,405,000         $3,348,000          $14,104,000       $11,638,000
Less: Effect of dividend requirements
  and the change in redemption value
  of redeemable preferred stock                               (300,000)          (208,000)            (943,000)         (682,000)
                                                     ----------------------------------------------------------------------------
NET EARNINGS USED IN
  COMPUTATION                                               $4,105,000         $3,140,000          $13,161,000       $10,956,000
                                                     ============================================================================
Per share amount                                               $3.21               $2.44              $10.07              $8.52
                                                     ============================================================================

FULLY DILUTED
   Average shares outstanding(1)                             1,248,442          1,267,823            1,280,855         1,267,756
   Net effect of dilutive stock options-
     based on treasury stock method
     using the period-end market price,
     if higher than average market price                        32,761             16,631               34,915            18,087
   Assumed conversion of 8.5%
     convertible subordinated debentures
     issued December 1983                                       50,999             50,999               50,999            50,999
                                                     ----------------------------------------------------------------------------
         TOTAL                                               1,332,202          1,335,453            1,366,769         1,336,842
                                                     ============================================================================
Net Income                                                  $4,405,000         $3,348,000          $14,104,000       $11,638,000
Less: Effect of dividend requirements
  and the change in redemption value
  of redeemable preferred stock                               (300,000)          (208,000)            (943,000)         (682,000)
Add: 8.5% convertible subordinated
  debentures interest net of income
  tax effect                                                    35,000             35,000              104,000           104,000
                                                     ----------------------------------------------------------------------------
NET EARNINGS USED IN
  COMPUTATION                                               $4,140,000         $3,175,000          $13,265,000       $11,060,000
                                                     ============================================================================
Per share amount                                               $3.11               $2.38               $9.71              $8.27
                                                     ============================================================================
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(1) Includes 54,287 shares and 27,273 shares for 1995 and 1994, respectively, expected to be issued pursuant to the terms of the Senior Management Incentive
Plan.
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